Exhibit 10.6

[Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.]

January 22, 2025

Mr. Ninoslav Vasic

[*]

Re: Director Offer Letter

Dear Mr. Vasic,

Elite Express Holding Inc., a Delaware corporation (the “Company”), is pleased to offer you a position as a member of its board of directors (the “Board”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation on the Board. Should you choose to accept this position as a member of the Board, this letter agreement (this “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company. Your commencement date is the date of the effectiveness of the Registration Statement (the “Effective Date”) on Form S-1, along with any amendments thereto, with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the Company’s initial public offering.

1. Term. This Agreement is effective upon your acceptance and signature below. Your term as a director shall commence upon the Effective Date. Subject to the Company’s bylaws and articles of incorporation, as amended, and the provisions in Section 8 below, your term shall continue until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual shareholder’s meeting, and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services as a member of the Board and the Board committees set forth on Schedule A attached hereto (hereinafter, your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the Board committee(s) of which you are a member as regularly or specially called. You may attend and participate at each such meeting via teleconference, video conference, or in person. You shall consult with the other members of the Board and Board committee(s) as necessary via telephone, electronic mail, or other forms of correspondence.

Elite Express Holding Inc.

Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

3. Compensation. As compensation for your services to the Company, you will receive compensation as set forth on Schedule B attached hereto (hereinafter, the “Compensation”) for serving on the Board during your term as a director. You shall be reimbursed for reasonable and approved expenses incurred by you in connection with the performance of your Duties.

4.  No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

5.  Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, and in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means:

i.     Any information which the Company possesses that has been created, discovered, or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.    Any information which is related to the business of the Company and is generally not known by non- Company personnel.

iii.   Confidential Information includes, without limitation, trade secrets and any information concerning services provided by the Company, concepts, ideas, improvements, techniques, methods, research, data, know-how, software, formats, marketing plans, general analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

Elite Express Holding Inc.

Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

b. Exclusions. Notwithstanding the foregoing, the term “Confidential Information” shall not include:

i.     Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

ii.    Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.   Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies, to the Company upon the earliest of Company’s demand, termination of this Agreement, or your termination or Resignation, as defined in Section 8 herein.

d.   Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement.

e.  Ownership. You agree that Company shall own all right, title, and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas, and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments or conveyances as may be necessary in respect hereof, and to perfect, obtain, maintain, enforce, and defend any rights assigned or otherwise conveyed.

Elite Express Holding Inc.

Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

6.  Non-Competition. You agree and undertake that you will not, so long as you are a member of the Board and for a period of 12 months following termination of this Agreement for whatever reason, directly or indirectly, as owner, partner, joint venture, shareholder, employee, broker, agent principal, corporate officer, director, licensor, or in any other capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture, with the exception of those excluded businesses mentioned in Paragraph 5e above, that is engaged in any activities involving services or products which compete, directly or indirectly, with the services or products provided or proposed to be provided by the Company or its subsidiaries or affiliates in the People’s Republic of China, and the United States. Since the services or products provided or proposed to be provided by the Company’s subsidiaries or affiliates in the Peoples Republic of China, and the United States are unknown at the time of the execution of this Agreement, The Company agrees to provide you with such information at which time you will have sixty (60) days to comply and consent to the inclusion of said information into this Agreement or to retire from your position as a member of the Board of Directors without penalty or restriction of any kind. You are permitted to own securities of any public company which is engaged in such business, but in an amount not to exceed at any one time, one percent of any class of stock or securities of such company, so long as you have no active role in the publicly owned company as director, employee, consultant, or otherwise.

7.  Non-Solicitation. So long as you are a member of the Board and for a period of 12 months thereafter, you shall not directly or indirectly solicit for employment any individual who was an employee of the Company during your tenure.

8.  Termination and Resignation. Your membership on the Board or on any Board committee shall be terminated upon your earlier disqualification, removal, resignation, death, incapacity, or any other conditions as specified in the Company’s bylaws and articles of incorporation, as amended. Your membership on the Board may be terminated, with or without cause, by a vote of the holders of a majority of the shares of the Company’s voting stock, or with cause by a majority vote of the Board at a meeting at which only your removal and replacement shall be considered, as stipulated in the Company’s bylaws and articles of incorporation, as amended. Your membership on any Board committee will be terminated on the same effective date when your membership on the Board is terminated. You may also terminate your membership on the Board or on any Board committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of Resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will be subject to the Company’s obligations to pay you any compensation (including the vested portion of the securities of the Company) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation. Any securities of the Company that have not vested as of the effective date of such termination or Resignation shall be forfeited and cancelled.

Elite Express Holding Inc.

Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

9.   Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the internal laws of the State of Delaware without regard to conflict of laws provisions therein.

10. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

11. Indemnification. The Company shall, to the maximum extent provided under applicable law, indemnify and hold you harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements, and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your negligence, fraud, bad faith, or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on your behalf to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company.

12. Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right for you as an employee of the Company.

13. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of the Company of any questions arising under this Agreement.

Elite Express Holding Inc.

Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

Elite Express Holding Inc.

/s/ Huan Liu
By: Huan Liu
Title: Chairman of the Board of Directors

AGREED AND ACCEPTED:

/s/ Ninoslav Vasic
By: Ninoslav Vasic

Elite Express Holding Inc.

Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

Schedule A

The Director is offered to serve on the following Board committee(s):

Committee	Title
Audit Committee	Chairman
Nominating and Corporate Governance Committee	Member
Compensation Committee	Member

Elite Express Holding Inc.

Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

Schedule B

Compensation

During your term as a member of the Board, you will receive cash compensation in the amount of $20,000 per year, which shall be paid to you on a semi-annual basis commencing from the date of the effectiveness of the Registration Statement on Form S-1 (the “Effective Date”), along with any amendments thereto, with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the Company’s initial public offering. In the event that your service on the Board of Directors is terminated for any reason, voluntarily or involuntarily, you shall receive said outstanding compensation on a pro rata basis for the amount of time that you served. Further, you will be entitled to receive reimbursements for all travel costs related to your attendance at company board meetings. You are responsible to submit all requests for said reimbursements by invoice and will be paid within thirty (30) days of receipt of said invoice by the Company.

Elite Express Holding Inc.

Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America